Exhibit 99.1

North State Bancorp

NEWS RELEASE

For more information, contact:	April 2, 2004
Larry Barbour, President and CEO, or
Kirk Whorf, Senior Vice President and Chief Financial Officer
kwhorf@northstatebank.com
919-855-9925

NORTH STATE BANCORP

REPORTS FIRST QUARTER RESULTS FOR 2004

Raleigh, NC...For the quarter ended March 31, 2004, North State Bancorp, the holding company for North State Bank, reported net income of $243,000, or $.12 per share, compared to $208,000, or $0.11 per share, for first quarter 2003, an increase of 16.8%.

Total deposits for the Bank at March 31, 2004 were $239 million and total loans were $198 million, compared to $186 million in total deposits and $121 million in total loans reported for first quarter 2003, increases of 28.5% and 63.6%, respectively.

Total assets for North State Bancorp as of March 31, 2004 were $281 million, compared to total assets of $215 million at March 31, 2003, an increase of 29.3%.

“We are pleased with these results for the first quarter,” said Larry D. Barbour, president and CEO of North State. “The continuation of strong loan growth reduced earnings, as we had to reserve for possible future loan losses but that same growth will be accretive to earnings going forward. With our third full-service office in Wake County opening its doors on Blue Ridge Road as the quarter ended and a fourth full-service office to open before year-end, we look forward to sound and profitable growth in 2004 and beyond. We recently announced the issuance of $5,000,000 in trust preferred securities to provide us with the necessary capital to support the growth these two new offices will bring to our bank.

Founded in 2000, North State Bank is a full-service community bank, headquartered in Raleigh, and currently serves Wake County through four offices: full-service offices on Falls of

Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Raleigh. Plans have been announced for a new headquarters and banking office to be completed by October 2004 on Six Forks Road in Raleigh at the new North Hills.

North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

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www.northstatebank.com

The information as of and for the quarter and year ended March 31, 2004 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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